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EXHIBIT 10.1

                                                                    NEWS RELEASE

                                                               Mallinckrodt Inc.
                                                         675 McDonnell Boulevard
                                                       St. Louis, Missouri 63042

FOR IMMEDIATE RELEASE

                                                        Telephone (314) 654-2000
                                                        Facsimile (314) 654-5381

For more information:
MALLINCKRODT INC.

         Media Contact:             Barbara Abbett (314) 654-5230
                                    E-mail:  barbara.abbett@mkg.com

         Investor Contact:          Robert Martsching (314) 654-3190
                                    E-mail:  Invest@mkg.com
                                            MOLECULAR BIOSYSTEMS
         Contact:                   Howard Dittrich, M.D. (858) 812-7042

Molecular Biosystems, Mallinckrodt Announce
RESTRUCTURING OF OPTISON-REGISTERED TRADMARK- AGREEMENT

         ST. LOUIS, Mo., and SAN DIEGO, Calif. -- May 8, 2000 -- Molecular Biosystems, Inc. (OTCBB:MBIO) and Mallinckrodt Inc. (NYSE:MKG) announced today the restructuring of their agreement concerning OPTISON-Registered Trademark-, the only U.S. Food and Drug Administration-approved intravenous ultrasound contrast agent. Under the terms of the agreement, Mallinckrodt will assume full control of the OPTISON business, including responsibility for intellectual property disputes, clinical development, manufacturing and real estate.

         The announcement about the restructured agreement between Molecular Biosystems and Mallinckrodt follows an earlier news release on Monday that a settlement had been reached in three ongoing patent disputes in Washington, DC, Seattle, WA, and Europe between Nycomed Amersham plc (LSE:NAM; NYSE:NYE), Mallinckrodt, Molecular Biosystems (MBI) and SONUS Pharmaceuticals Inc. (Nasdaq:SNUS). In addition, Nycomed and Mallinckrodt announced the formation of an alliance in the ultrasound business for the development and marketing of ultrasound contrast agents, starting with OPTISON.

         As a result of Molecular Biosystems and Mallinckrodt's restructured agreement, MBI will receive an ongoing royalty of 5 percent on sales of ultrasound contrast agents by Mallinckrodt and Nycomed in the Mallinckrodt territory, which is worldwide, excluding Japan, South Korea and Taiwan. In addition, MBI will pay a total of $7 million to Mallinckrodt as part of the intellectual property settlement, $3 million of which will be paid initially.

         Chugai Pharmaceuticals, one of the six largest pharmaceutical companies in Japan, is MBI's partner for Japan, South Korea and Taiwan. Japan is estimated to be the second largest market for contrast agents in the world. Chugai recently initiated Phase III studies for both the myocardial perfusion indication and for liver imaging, the latter regarded by independent experts as the primary opportunity in Japan. MBI receives a 28 percent royalty plus certain milestone payments from Chugai and has no manufacturing or clinical development responsibilities.

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         Molecular Biosystems' Chief Executive Officer Bobba Venkatadri,
commented, "It was necessary to restructure our agreement with Mallinckrodt at this time to limit our current expenses and ensure the potential for future shareholder value. It was a very difficult decision. However, because of the slow ramp-up of OPTISON sales in the U.S. and Europe and escalating legal expenses to Molecular Biosystems (in excess of 40% of MBI's current expenses), management and the Board of Directors determined that it was in the best interest of the shareholders to take this action. We are pleased that OPTISON will be co-promoted by two world leaders in the contrast media business and look forward to the financial benefit of this new alliance. With the new agreement, MBI can focus its efforts going forward on assisting Chugai with its development of FS069 and can also pursue several strategic alternatives with regard to corporate development which now become available to us."

         Mallinckrodt Imaging Group President Bradley J. Fercho said, "Mallinckrodt's restructured agreement with Molecular Biosystems, coupled with our agreement with Nycomed Amersham, provide exciting opportunities for enhancing the development of additional cardiology and radiology indications beyond those existing today in the ultrasound field. We have made major investments to develop the ultrasound field and to enhance the utility of ultrasound as a diagnostic tool and are excited about the potential for the future. The plans for making the transition in our working relationship with Molecular Biosystems will be completed in the near future."

         MBI, based in San Diego, California, is a world leader in developing contrast agents for diagnostic imaging. Its innovative product, OPTISON, enables improved diagnosis of heart disease through clearer ultrasound images.

         Mallinckrodt Inc. is a global manufacturer and marketer of specialty medical products designed to sustain breathing, diagnose disease and relieve pain. Named one of America's most admired medical products and equipment companies by FORTUNE magazine, Mallinckrodt does business in more than 100 countries. In fiscal 1999, combined net sales were $2.6 billion for Mallinckrodt's respiratory, imaging and pharmaceutical product lines. Based in St. Louis, Missouri, Mallinckrodt's website address is (www.mallinckrodt.com).

  THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS; ACTUAL RESULTS MAY DIFFER MATERIALLY. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED ARE THE FOLLOWING: THE EFFECT OF BUSINESS AND ECONOMIC CONDITIONS; THE IMPACT OF COMPETITIVE PRODUCTS AND CONTINUED PRESSURE ON PRICES REALIZED BY THE COMPANY FOR ITS PRODUCTS; CONSTRAINTS ON SUPPLIES OF RAW MATERIALS USED IN MANUFACTURING CERTAIN OF THE COMPANY'S PRODUCTS; CAPACITY CONSTRAINTS LIMITING THE PRODUCTION OF CERTAIN PRODUCTS; DIFFICULTIES OR DELAYS IN THE DEVELOPMENT, PRODUCTION, TESTING, AND MARKETING OF PRODUCTS; DIFFICULTIES OR DELAYS IN RECEIVING REQUIRED GOVERNMENTAL OR REGULATORY APPROVALS; MARKET ACCEPTANCE ISSUES, INCLUDING THE FAILURE OF PRODUCTS TO GENERATE ANTICIPATED SALES LEVELS; DIFFICULTIES IN RATIONALIZING ACQUIRED BUSINESSES AND IN REALIZING RELATED COST SAVINGS AND OTHER BENEFITS; THE EFFECTS OF AND CHANGES IN TRADE, MONETARY AND FISCAL POLICIES, LAWS AND REGULATIONS; FOREIGN EXCHANGE RATES AND FLUCTUATIONS IN THOSE RATES; THE COSTS AND EFFECTS OF LEGAL AND ADMINISTRATIVE PROCEEDINGS, INCLUDING ENVIRONMENTAL PROCEEDINGS AND PATENT DISPUTES INVOLVING THE COMPANY; DIFFICULTIES OR DELAYS IN ADDRESSING "YEAR 2000" PROBLEMS IN THE COMPANY'S OPERATIONS, OR THE INABILITY OF A MAJOR SUPPLIER OR CUSTOMER TO CONTINUE OPERATIONS DUE TO SUCH PROBLEMS; AND THE RISK FACTORS REPORTED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF FUTURE EVENTS OR DEVELOPMENTS.

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